EXHIBIT 4.9

CALCULATION AGENCY AGREEMENT

BETWEEN

MARSH & MCLENNAN COMPANIES, INC. AND

THE BANK OF NEW YORK MELLON

THIS AGREEMENT is made as of November 8, 2024, between MARSH & MCLENNAN COMPANIES, INC., a Delaware corporation, whose principal executive office is at 1166 Avenue of the Americas, New York, New York 10036 (the “Corporation”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, whose principal corporate trust office is at 240 Greenwich Street, Floor 7 East, New York, New York 10286 (together with any successor, called the “Calculation Agent”).

W I T N E S S E T H :

WHEREAS, the Corporation proposes to issue and sell certain of its securities designated as Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”). The Floating Rate Notes are to be issued under an Indenture dated as of June 15, 2011 (the “Base Indenture”), between the Corporation and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented by the Nineteenth Supplemental Indenture (the “Supplemental Indenture”) to be dated on or about November 8, 2024, between the Corporation and the Trustee. The Base Indenture and the Supplemental Indenture, each as amended and supplemented, are together referred to herein as the “Indenture.” Terms used but not defined herein shall have the meanings assigned to them in the prospectus, dated July 24, 2024 (the “Prospectus”), and the prospectus supplement thereto, dated October 30, 2024 (the “Prospectus Supplement”), relating to the Floating Rate Notes.

For the purpose of appointing an agent to calculate the interest rate on the Floating Rate Notes bearing interest at a rate calculated with reference to Compounded SOFR (as defined below), the Corporation and The Bank of New York Mellon agree as follows:

1. Upon the terms and subject to the conditions contained herein, the Corporation hereby appoints the Calculation Agent as its Calculation Agent and Calculation Agent hereby accepts such appointment as the Corporation’s agent for the purpose of calculating the interest rates on the Floating Rate Notes in the manner and at the times provided in the Floating Rate Notes, the Prospectus Supplement and the related free writing prospectus.

2. The Calculation Agent shall exercise due care to determine the interest rates on the Floating Rate Notes and shall communicate the same to the Corporation, the Trustee, The Depository Trust Company and any paying agent identified to it in writing as soon as practicable after each determination. The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect with respect to such Floating Rate Note and, if determined, the interest rate with respect to such Floating Rate Note which will become effective on the next Interest Reset Date. No amendment to the provisions of the Floating Rate Notes relating to the duties or obligations of the Calculation Agent hereunder may become effective without the prior written consent of the Calculation Agent, which consent shall not be unreasonably withheld.

3. The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Corporation agrees:

(a) The Calculation Agent shall be entitled to such compensation as may be agreed upon with the Corporation for all services rendered by the Calculation Agent, and the Corporation promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including reasonable out-of-pocket attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder except to the extent any such expense may arise from its gross negligence, willful misconduct or bad faith and upon receipt of such invoices as the Corporation shall reasonably require. The Corporation also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the gross negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Corporation for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it or (ii) written instructions from the Corporation. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any interest rate hereunder. The provisions of this section shall survive the termination of this Agreement.

(b) In acting under this Agreement and in connection with the Floating Rate Notes, the Calculation Agent is acting solely as agent of the Corporation and does not assume any obligations to or relationship of agency or trust for or with any of the owners or holders of the Floating Rate Notes.

(c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Floating Rate Notes, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(d) The Calculation Agent, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Floating Rate Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Corporation as freely as if it were not the Calculation Agent.

(e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Corporation for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their gross negligence, willful misconduct or bad faith.

(f) The Calculation Agent may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g) The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

(h) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Corporation made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Corporation.

(i) The Calculation Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j) In no event shall the Calculation Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) In no event shall the Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics or pandemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Calculation Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) The Corporation will not, without first obtaining the prior written consent of the Calculation Agent, make any change to the Floating Rate Notes in the form filed as an exhibit to the Corporation’s Current Report on Form 8-K dated November 8, 2024 if such change would materially and adversely affect the Calculation Agent’s duties and obligations under this Agreement.

(m) In no event shall the Calculation Agent be responsible for determining any substitute for the Compounded Secured Overnight Financing Rate (“Compounded SOFR”) or any other benchmark rate, or for monitoring or determining whether any benchmark transition event has occurred, or for making any adjustments or conforming changes to any benchmark replacement, or for determining or selecting any methodology or convention for calculating the benchmark or benchmark replacement or spread thereon, the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or successor benchmark, and in each such case, shall be entitled to rely upon any selection or designation of such rate (and any modifier) as specified to it by the Corporation. Nor shall the Calculation Agent be liable for any failure or delay in performing its duties hereunder as a result of (A) the unavailability of the benchmark, or any benchmark replacement or the unavailability of the methodology or conventions for such calculations, or (B) the failure or delay of the Corporation to notify the Calculation Agent of any benchmark replacement date, benchmark replacement, effectiveness of any benchmark replacement conforming changes, or the removal or reinstatement of any tenor of a benchmark or the commencement of any benchmark unavailability period. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by the Corporation or the Corporation’s designee and will have no liability for such actions taken at the Corporation’s direction. If the designee is unable to determine whether a benchmark transition event has occurred and/or has not selected the benchmark replacement, then, in such case, the Corporation shall make such determination or select the benchmark replacement, as the case may be.

(n) Any determination, decision or election that may be made by the Corporation or a designee in connection with a benchmark transition event or a benchmark replacement, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Corporation’s or in the designee’s sole discretion, and, notwithstanding anything to the contrary in the transaction documents, will become effective without consent from any other party. None of the Calculation Agent, Trustee or paying agent will have any liability for any determination made by or on behalf of the Corporation or its designee in connection with a benchmark transition event or a benchmark replacement.

4. (a) The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Corporation of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 30 days after the receipt of such notice by the Corporation, unless the Corporation agrees to accept less notice. The Calculation Agent may be removed at any time by the filing with it of any instrument in writing signed on behalf of the Corporation and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Corporation, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Corporation, petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Corporation by an instrument in writing signed on behalf of the Corporation and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Corporation of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder and to the payment of all other amounts owed to it hereunder.

(b) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and to the Corporation an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(c) Any corporation into which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger or consolidation or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, consolidation or sale shall forthwith be given to the Corporation and the Trustee.

5. (a) Any notice required to be given hereunder shall be delivered in person, sent in writing (including by PDF or e-mail), in the case of the Corporation, 1166 Avenue of the Americas, New York, New York 10036, Attention: Ferdinand G. Jahnel, telephone: (212) 345-3740, e-mail: ferdinand.jahnel@mmc.com, in the case of The Bank of New York Mellon to Corporate Trust Administration, 240 Greenwich Street, New York, New York 10286, telephone: 212-815-5498, e-mail: Dimple.Gandhi@bnymellon.com and, in the case of The Depository Trust Company, to Manager Announcements, Dividend Department, The Depository Trust Company, 55 Water Street - 25th Floor, New York, New York 10041, e-mail: dividendannouncements@dtcc.com, or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by e-mail or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.

(b) The Calculation Agent shall have the right to accept and act upon instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Corporation shall provide to the Calculation Agent an incumbency certificate listing the persons designated to give such instructions or directions (the “Authorized Officers”). If the Corporation elects to give the Calculation Agent Instructions using Electronic Means and the Calculation Agent in its discretion elects to act upon such Instructions, the Calculation Agent’s reasonable understanding of such Instructions shall be deemed controlling. The Corporation understands and agrees that the Calculation Agent cannot determine the identity of the actual sender of such Instructions and that the Calculation Agent shall conclusively presume that directions that reasonably purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Calculation Agent have been sent by such Authorized Officer. The Corporation shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Calculation Agent and that the Corporation and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Corporation. The Calculation Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Calculation Agent’s reasonable reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Corporation agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Calculation Agent, including without limitation the risk of the Calculation Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Calculation Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Corporation; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Calculation Agent immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Calculation Agent, or another method or system specified by the Calculation Agent as available for use in connection with its services hereunder.

6. This Agreement and the Calculation Agent’s appointment as Calculation Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

7. EACH OF THE CORPORATION AND THE CALCULATION AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

8. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering and the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Calculation Agent must obtain, verify and record information that allows the Calculation Agent to identify customers (“Applicable Law”), the Calculation Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Calculation Agent. Accordingly, the Corporation agrees to provide to the Calculation Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Calculation Agent to comply with Applicable Law, including, but not limited to, information as to name, physical address, tax identification number and other information that will help the Calculation Agent to identify and verify such Corporation such as organizational documents, certificates of good standing, licenses to do business or other pertinent identifying information. The Corporation understands and agrees that the Calculation Agent cannot determine the interest rates on the Floating Rate Notes unless and until the Calculation Agent verifies the identities of the Corporation in accordance with its CIP.

9. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding anything contained elsewhere in this Agreement, Corporation consents to the disclosure of and authorizes the BNY Mellon Group to disclose information regarding Corporation to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information, in connection with the Centralized Functions. In addition, the BNY Mellon Group may aggregate Corporation data with other data collected and/or calculated by the BNY Mellon Group and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Corporation or

Corporation’s data with Corporation. In addition, the BNY Mellon Group may store the names and business addresses of Corporation’s employees on the systems or in the records of the BNY Mellon Group or its service providers for purposes of the Centralized Functions, and Corporation consents and is authorized to consent to such storage and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation.

10. This Agreement may be executed and delivered by each of the parties hereto in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

11. In the event of any conflict relating to the rights or obligations of the Calculation Agent in connection with the calculation of the interest rate on the Floating Rate Notes, the relevant terms of this Agreement shall govern such rights and obligations.

12. (a) The Corporation represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or the US Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).

(b) The Corporation covenants that neither it nor any of its affiliates, subsidiaries, directors or officers will use financial benefits from the Floating Rate Notes, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

13. The Calculation Agent, at the request of the Corporation, has determined, prior to the date of execution and delivery of this Agreement, the initial interest rate for the Floating Rate Notes in accordance with the procedures described in the Prospectus Supplement. In connection with such determination, the Calculation Agent shall be entitled to the same rights, protections, exculpations and immunities otherwise available to it under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MARSH & MCLENNAN COMPANIES, INC.

By:	/s/ Ferdinand Jahnel
Name:	Ferdinand Jahnel
Title:	Vice President & Treasurer

THE BANK OF NEW YORK MELLON, as Calculation Agent

By:	/s/ Rick J. Fierro
Name:	Rick J. Fierro
Title:	Vice President